EXHIBIT 5.1

January 29, 2009

(213) 229-7000 (213) 229-7520	C 44177-00007

Jacobs Engineering Group Inc.

1111 South Arroyo Parkway

Pasadena, CA 91105

Re:	Registration of 3,500,000 Shares of Common Stock on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Jacobs Engineering Group Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to the registration under the Securities Act of 1933, as amended, of 3,500,000 shares of common stock, $1.00 par value, of the Company (the “Shares”). The Shares are to be issued under the Company’s 1999 Stock Incentive Plan, as amended and restated (the “Plan”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Plan and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations set forth herein, we are of the opinion that (i) the issuance by the Company of the Shares has been duly authorized and (ii) when issued in accordance with the terms of the Plan, the Shares will be validly issued and fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of California, the United States of America and, for the limited purposes of this opinion, the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the state of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render this opinion. This opinion is limited to the effect of the current state of the laws of the State of California, the United States of America and, to the limited extent set forth above, the DGCL, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

The opinions expressed above are solely for your benefit in connection with the filing of the Registration Statement and are not to be used for any other purpose or circulated, quoted or otherwise referred to without, in each case, our written permission.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP